Exhibit 99.2

FIRST AMENDMENT

TO THE

HUNTINGTON INGALLS INDUSTRIES SAVINGS PLAN

This amendment to the July 1, 2021 restatement of the Huntington Ingalls Industries Savings Plan (“Plan”) incorporates changes to reflect (i) the merger of the Huntington Ingalls Industries, Inc. Newport News Operations Savings (401(k)) Plan for Union Eligible Employees, including the Huntington Ingalls Industries, Inc. Newport News Operations Employee Stock Ownership Plan, (ii) the inclusion of Alion Science and Technology Corporation as a participating employer as of August 19, 2021, and (iii) certain administrative clarifications.

Effective December 31, 2021, the Plan is hereby amended as follows:

I.	The chart in Section 1.04(b) is hereby amended by adding the following entry at end thereof:

Name of Merged Plans	Merger Effective Dates
Huntington Ingalls Industries, Inc. Newport News Operations Savings (401(k)) Plan for Union Eligible Employees, including the Huntington Ingalls Industries, Inc. Newport News Operations Employee Stock Ownership Plan	December 31, 2021

II.	Section 1.04(c) is hereby amended to read as follows:

“Notwithstanding anything herein to the contrary, all protected benefits, rights and features associated with any Merged Accounts (as identified in Article E1, Article F1 or Article J8) shall be maintained under this Plan as required by the law and the Plan shall be administered accordingly.”

III.	Section 1.04 (Plan Mergers) is hereby amended by adding the following new Section 1.04(d) that reads as follows:

“The Huntington Ingalls Industries, Inc. Newport News Operations Savings (401(k)) Plan for Union Eligible Employees, including the Huntington Ingalls Industries, Inc. Newport News Operations Employee Stock Ownership Plan (“NNO Union Plan”), is merged into the Plan effective December 31, 2021. It is intended that certain substantive provisions of the NNO Union Plan, as in effect on December 30, 2021, be preserved under Appendix J (“NNO Union Sub-Plan”). Except as provided therein, the benefits of Union Employees eligible under the NNO Union Sub-Pan shall be determined in accordance with the base Plan document (“Base Plan”) and the Plan’s administrative rules and procedures will apply. Provisions of the NNO Union Plan in effect prior to December 31, 2021 shall be governed under the terms and conditions of the prior NNO Union Plan documents. The Plan shall be administered in accordance with such intent.”

IV.	Section 2.01 is hereby amended by adding the phrase “and Article J2” immediately after the phrase “Article 8”.

V.	Section 2.06 is hereby amended to read as follows:

“Basic Contributions. Participant contributions whether After-Tax, Roth, or Tax-Deferred that are eligible for a Company Matching Contribution. See Section 5.03 and Article J5.”

VI.	Section 2.13 is hereby amended to read as follows:

“Company Matching Contributions. Employer contributions that match Participants’ Basic Contributions. See Section 5.05 and Article J5.”

VII.	Section 2.15 is hereby amended to read as follows:

“Compensation. This term is defined for most contribution purposes in Section 5.01 and Article J2.”

VIII.	Section 2.19 is hereby amended to read as follows:

“Eligible Employee. Any Employee who is eligible to participate in the Plan in accordance with Article 3 and Article J3.”

IX.	Section 2.29 is hereby amended by adding the phrase “and Article J4” immediately after the phrase “Article 4”.

X.	Section 2.40(a) (Plan) is hereby amended to read as follows:

“For purposes of making and receiving contributions, the Plan consists of the Sub-Plans identified in Exhibit A and Appendix J.”

XI.	Section 2.46 is hereby amended to read as follows:

“Retirement Account Contributions. Employer contributions under Section 5.14 or Article J5 for which no Participant contributions are required.”

XII.	Section 2.49 (Special Contribution) is hereby amended by adding the phrase “See also Section J2.10.” at the end thereof.

XIII.	Section 2.52 (Supplemental Contributions) and Section 2.54 (Tax-Deferred Contributions) are hereby amended by adding the phrase “and Appendix J” immediately following the phrase 5.04.

XIV.	Section 2.56 (TSD Entity) is amended, effective August 19, 2021, by inserting the phrase “, including Alion Science and Technology Corporation (“Alion”), as of August 19, 2021” at the end thereof.

XV.

Section 2.60 is amended, effective August 19, 2021, by removing the phrase “and” immediately before “(ii)” and by inserting the following provision at the end thereof “and, (iii) for those Employees who became Eligible Employees on August 19, 2021, in connection with the acquisition of Alion from Veritas Capital, service with Alion prior to the acquisition date shall be treated as service under this Plan to the extent service records have been provided to the Company by Alion.”

XVI.	The first clause of Section 3.02 is hereby amended to read as follows:

“Eligible Employees. All Employees who (i) meet the requirements of Article J3, or (ii) are at least 18 years old, are Eligible Employees under the Plan, so long as they meet the requirements of (a) and either (b), (c), or (d):”

XVII.	The first clause of Section 4.01 is hereby amended to read as follows:

“In General. All Eligible Employees will become Active Participants in the Plan in accordance with this Article or Article J4.”

XVIII.	Section 4.02 is hereby amended by adding the following provision at the end thereof:

“Special rules apply for Participants who transfer between the NNO Union Sub-Plan and Base Plan. These rules are set forth in Section J4.02.”

XIX.	The first clause of Section 4.03 is hereby amended to read as follows:

“Ineligible Positions. Ineligible positions include all employment not described in Exhibit A or Appendix J and positions outside of the United States if the Employee is not a citizen of the United States.”

XX.	Section 4.05 is hereby amended to read as follows:

“Sub-Plans. Multiple contribution formulas apply under the Plan. Sub-Plans are established to assign contribution formulas to each group of Participants. See Article 5, Exhibit A and Appendix J.

(a) An Eligible Employee may participate in no more than one of the Sub-Plans at any one time.

(b) Contribution levels, including Company Matching Contributions and/or Company Profit Sharing Contributions, are based upon a Participant’s Sub-Plan as described in Article 5 and Appendix J.”

XXI.	Section 5.01 is hereby amended by adding the following statement immediately before sub-section (a):

“Compensation. Except as provided in Appendix J:”

XXII.	The introduction of Section 5.03 is hereby amended to read as follows:

“Basic Contributions. Active Participants may make Basic Contributions in accordance with Appendix J and this Section.”

XXIII.	Section 5.03(b)(iii) is hereby amended by inserting the phrase “and Roth Contributions” at the end thereof.

XXIV.	The introduction of Section 5.04 is hereby amended to read as follows:

“Supplemental Contributions. Active Participants may make Supplemental Contributions in accordance with Appendix J and this Section.”

XXV.

The last sentence of Section 5.03(d) (Basic Contributions), Section 5.04(d) (Supplemental Contributions) and Section 5.05(c) (Company Matching Contributions) are hereby amended by adding “and Article J5” at the end thereof.

XXVI.

Section 5.06(e)(2) is hereby amended by adding the phrase “For the avoidance of doubt, the provisions of this Section 5.06(e)(2) apply with respect to the Klamath Falls Union group, BPC Code NBZ.” at the end thereof.

XXVII.	Section 5.07 (Contribution Levels) is hereby amended to read as follows:

“Contribution Levels. Appendix J and the following table provide the contribution levels for Sections 5.03-5.06, based upon the Sub-Plan to which an Active Participant is assigned. See Exhibit A and Appendix J for Sub-Plan assignments.”

XXVIII.	The chart of “Sub-Plans” in Section 5.07 is amended, effective August 19, 2021, by adding the following entry at end thereof:

SUB-PLAN	BASIC CONTRIBUTIONS	SUPPLEMENTAL CONTRIBUTIONS	COMPANY MATCHING CONTRIBUTIONS	COMPANY PROFIT SHARING CONTRIBUTIONS
AL	0-4%	0-71% (0-31% for HCEs*)	100% of first 4 percentage points of Basic Contributions	0%

XXIX.	Section 5.09 is hereby amended by adding the following provision at the end thereof:

“Special rules apply for Participants who transfer between the NNO Union Sub-Plan and Base Plan. These rules are set forth in Section J4.02.”

XXX.	Section 5.10(b) is hereby amended by inserting the phrase “or Article J4.01(b)” immediately after the phrase “Section 5.08(b)”.

XXXI.	Section 5.12(a) is amended by inserting the phrase “Article J5.02 and” immediately after the phrase “Subject to”.

XXXII.	The introduction of Section 5.14 is hereby amended to read as follows:

“Retirement Account Contributions. The Employers shall make Retirement Account Contributions for certain Active Participants under the rules of this Section and Appendix J.”

XXXIII.	Section 5.14(i) is hereby amended by adding the following provision at the end thereof:

“For the avoidance of doubt, a Participant hired before July 1, 2021, who is at that time classified by an Employer as a co-op, intern or summer scholar and who on or after July 1, 2021 transitions to regular employment status, as determined by the Company, shall not be considered to have been “hired or rehired” or “transferred” on or after July 1, 2021 for purposes of this section.”

XXXIV.	Section 6.02(g) is hereby amended by inserting the following sentence at the end thereof.

“For the avoidance of doubt, Participants under Appendix J are not eligible to make After-Tax or Roth Contributions and any excess Tax-Deferred Contributions shall be distributed to such Participants in accordance with Plan rules.”

XXXV.	The first sentence in Section 7.01 is hereby amended by inserting the phrase “Article J7 and” immediately before the phrase “Section 7.02”,

XXXVI.	The first sentence in Section 7.02(a) is hereby amended by inserting the phrase “Article J7 and” immediately before the phrase “subsection (b)”.

XXXVII.	The first sentence of Section 7.04 is hereby amended by replacing “To” with the phrase “Except as provided in Article J7.03, to”

XXXVIII.

Section 8.01 is hereby amended by (i) deleting the phrase “and” following “[RESERVED]”, (ii) replacing the phrase “Employer Contributions.” with the phrase “Employer Contributions; and” (iii) adding the phrase “(28) Company Match 2 Yr” at the end thereof.

XXXIX.	Section 8.03 is hereby amended by adding the phrase “or Article J12” immediately after the phrase “Article 12”.

XL.	Section 10.01(b) is hereby amended to read as follows:

“Distributions of a Participant’s Merged Accounts are made under Appendix E, Appendix F or Appendix J, whichever applies.”

XLI.	Section 10.03 is hereby amended by adding the phrase “Except as provided in Article J11:” immediately after the phrase “Small Benefits.”

XLII.	Section 10.04(b)(6)(C) is hereby amended to read as follows:

“Required Minimum Distributions to Beneficiaries. With respect to Participants who die on or after January 1, 2020 or, with respect to collectively bargained plans, if later, the date on which the last collective bargaining agreement terminates, but no later than December 31, 2021, and references herein to January 1, 2020, shall refer instead to such later date as the context requires.”

XLIII.	Section 10.04(c) is hereby amended by replacing the first occurrence of the phrase “An Eligible Participant” with the phrase “Except as provided in Article J11, an Eligible Participant”.

XLIV.	Section 11.01 is hereby amended by adding the phrase “Except as provided in Article J11:” immediately after the phrase “Eligibility for Withdrawals.”

XLV.	Section 11.01(b) is hereby amended to read as follows:

“Withdrawals from a Participant’s Merged Accounts are made under Appendix E, Appendix F or Appendix J, whichever applies.”

XLVI.

Section 11.03 is hereby amended by (i) deleting the phrase “and” following “Company Match 3Yr”, (ii) replacing the phrase “Employer Contributions.” with the phrase “Employer Contributions; and” (iii) adding the phrase “Company Match 2 Yr” at the end thereof.

XLVII.	The first sentence of Section 12.01 is amended by inserting the phrase “and subject to Appendix J” immediately after “12.02”.

XLVIII.	The last sentence of Section 13.01 is hereby amended to read as follows:

“Death benefits from a Participant’s Merged Accounts are paid under Appendix E, Appendix F or Appendix J, whichever applies.”

XLIX.	The introduction of EXHIBIT A is hereby amended by adding the following provision at the end thereof:

“This Exhibit A does not apply with respect to certain represented Employees who are eligible to actively participate in the Plan under Appendix J (e.g., certain Employees represented by the Steelworkers, Fire Fighters and Guards unions).”

L.	The chart of “List of Participating Employers” in Exhibit A is amended, effective August 19, 2021, by adding the following entry at end thereof:

Sector	Employer	Entity Code	Sub-Plan
HII	Alion Science and Technology Corporation	626	AL

LI.	In all respects not amended, the Plan is hereby ratified and confirmed.

IN WITNESS WHEREOF, Huntington Ingalls Industries, Inc. has caused this Amendment to be executed by its duly authorized representative on the 20 day of December, 2021.

HUNTINGTON INGALLS INDUSTRIES, INC.

By:	/s/ William Ermatinger
William Ermatinger
Executive Vice President and Chief Human Resources Officer

APPENDIX J

THE HUNTINGTON INGALLS INDUSTRIES, INC. NEWPORT NEWS OPERATIONS

SAVINGS (401(K)) PLAN FOR UNION ELIGIBLE EMPLOYEES

ARTICLE J1

INTRODUCTION

Section J 1.01 Introduction. The Huntington Ingalls Industries, Inc. Newport News Operations Savings (401 (k)) Plan for Union Eligible Employees, including the Huntington Ingalls Industries, Inc. Newport News Operations Employee Stock Ownership Plan (“NNO Union Plan”), is merged into the Plan effective December 31, 2021. It is intended that certain substantive provisions of the NNO Union Plan, as in effect on December 30, 2021, be preserved under this Appendix J (“NNO Union Sub-Plan”). Except as provided herein, the benefits of those Union Employees eligible hereunder shall be determined in accordance with the “base” Huntington Ingalls Industries Savings Plan (“Base Plan”) document and the Base Plan’s administrative rules and procedures will apply. Provisions of the NNO Union Plan in effect prior to December 31, 2021 shall be governed under the terms and conditions of the prior NNO Union Plan documents. The Plan shall be administered in accordance with such intent. For the avoidance of doubt, the provisions of this Appendix J apply with respect to the related Merged Accounts and contributions made under the NNO Union Sub-Plan on and after December 31, 2021 on behalf of Eligible Employees (as defined herein).

ARTICLE J2

DEFINITIONS

Terms used in this Appendix J shall have the meanings set forth herein or, if not defined herein, as defined in ARTICLE 2:

Section J2.01 Account for purposes of this Appendix J refers to those contributions made, both Employee and Employer, pursuant to the provisions of this Appendix J, including amounts transferred to the Plan in connection with the plan merger (the “related Merged Accounts”). “Account” may also include those contributions made, both Employer and Employee, pursuant to the provisions of the Base Plan, for example where a Participant has contributions related to his or active participation under the NNO Union Sub-Plan and the Base Plan.

Section J2.02 Basic Labor Agreement means a collective bargaining agreement relating to wages, hours, and working conditions between an Employer and a Union pursuant to which the Plan is maintained.

Section J2.03 Compensation for contribution purposes means the applicable straight time hourly rate of pay paid to an Employee by the Employers, determined without regard to Code Sections 125 or 402(e)(3), and shall include, overtime pay, vacation pay (not including vacation pay-off), holiday pay, funeral pay, jury duty pay, military leave pay, shift differential on straight time earnings, special wage additives, and awards and bonuses, including Radcon and Opportunity for Improvement awards and bonuses but not Master Shipbuilder or any similar awards or bonuses that are grossed up. Compensation shall not include any otherwise includible amounts paid after the Participant’s termination of employment unless such amounts are described in Section 1.415(c)-(2)(e)(3)(ii) of the Treasury Regulations or constitute unused accrued vacation or sick leave described in Section 1.415(c)-2(e)(3)(iii)(A) of the Treasury Regulations, are reportable as wages for income tax purposes on Internal Revenue Service Form W-2 and are paid by the later of 2 1⁄2 months after termination of employment or the end of the Plan Year in which such termination occurred. For purposes of Company Matching Contributions and in applying Code Section 415 limitations, Compensation shall include elective amounts that are not includible in the gross income of the Employee by reason of Code Section 132(f)(4). Such amounts, however, will not be included in Compensation for purposes of determining the amount of a Participant’s Tax-Deferred Contributions or Catch-up Contributions. Notwithstanding the foregoing, Compensation for any Plan Year in excess of the limit established under Code Section 40l(a)(17) (as adjusted), shall not be taken into account.

Section J2.04 Controlled Group Member means the Company and any and all other corporations, trades, and businesses, the employees of which, together with employees of the Company, are required by Code Section 414 to be treated as if they were employed by a single employer, but only to the extent of the applicable requirements.

Section J2.05 Eligible Employee means any Employee of an Employer that satisfies the eligibility requirements of Article J3.

Section J2.06 ESOP means the Huntington Ingalls Industries, Inc. Employee Stock Ownership Plan, a part of the Plan, into which the Huntington Ingalls Industries, Inc. Newport News Operations Employee Stock Ownership Plan was merged effective December 31, 2021 as part of the NNO Union Plan’s merger into this Plan. ESOP provisions are set forth in Appendix H.

Section J2.07 Hour of Service means each hour an Employee is directly or indirectly paid or entitled to be paid for performing services for a Controlled Group Member, plus each hour for which back pay has been either awarded or agreed to by the Controlled Group Member, credited in accordance with the requirements of Labor Regulation Section 2530.200b-2.

Section J2.08 Normal Retirement Age means age 62.

Section J2.09 Plan means the Base Plan and, as the context requires, the NNO Union Sub-Plan.

Section J2.10 Special Contributions means special additional contributions made by an Employer with respect to any Plan Year that are not linked to a Participant’s Tax-Deferred Contributions and/or Catch-up Contributions. The decision whether to make such Special Contributions and the amount of and terms and conditions of any such contributions will be in the sole discretion of the Board. Such contributions shall be allocated in the non-discriminatory manner directed by the Board at the time of contribution.

Section J2.11 Union means the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, Local 8888 (“Steelworkers”), the International Association of Firefighters Local I-45 (“Firefighters”), the International Union,

Security, Police, and Fire Professionals of America (SPFPA) and Local Union 451 (“Guards”), and any other unit of Employees employed by an Employer and covered by a Basic Labor Agreement. Prior to May 25, 2020, Union also included the International Association of Machinist and Aerospace Workers (“IAM”). That union was dissolved and impacted Employees lost eligibility under the NNO Union Plan and became instead eligible under ARTICLE 3 of this Plan.

ARTICLE J3

ELIGIBLE EMPLOYEES

Section J3.01 Eligible Employee. Each Employee who was a Participant in the NNO Union Plan on December 30, 2021, will be a Participant under the NNO Union Sub-Plan beginning December 31, 2021, with respect to his or her Merged Accounts. Each other Employee of an Employer shall become eligible to participate in the NNO Union Sub-Plan on the first date following the date he or she has completed 90 days of continuous service if he or she is then employed by an Employer pursuant to a Basic Labor Agreement. As a general rule, Employees receive service credit for eligibility purposes for all service with the Company and any Controlled Group Member to the extent required under applicable law. Service under the NNO Union Sub-Plan shall include all service for which the Employee received credit under the NNO Union Plan.

(a) Transition Rule. Notwithstanding the foregoing, each Employee employed by an Employer on December 30, 2021, who had not, as of such date, met the 90 days service requirement shall become eligible on the earlier of the first date following the date he has completed either: (A) 90 days of continuous service, or (B) 1,000 Hours of Service during a one-year period that begins on his first day of employment as an Employee, and succeeding anniversaries thereof, if he or she is then employed by an Employer pursuant to a Basic Labor Agreement.

Section J3.02 Exclusions from Participation. No Employee shall be eligible to have contributions made to the Trust Fund on his or her behalf pursuant to this Appendix J if he or she ceases to be in service pursuant to a Basic Labor Agreement. In the event a Participant ceases to be covered under a Basic Labor Agreement, the eligibility provisions of the Base Plan document apply.

ARTICLE J4

PARTICIPATION

Section J4.01 Commencement of Participation.

(a) Plan Entry. An Employee who becomes eligible to participate in the NNO Union Sub-Plan under Article J3 will be notified of his eligibility by the Committee. Any Employee so notified may enroll as a Participant in the NNO Union Sub-Plan on any date that follows the date of his initial eligibility by following the procedures established by the Committee for this purpose and then in effect.

(i) Participation as of December 31, 2021. The deferral and investment elections and beneficiary designations in effect under the NNO Union Plan as of December 30, 2021, as determined by the Plan Administrator, with respect to an Employee who becomes a Participant under Section J3.01 shall be given effect under the NNO Union Sub-Plan. Such elections shall apply to the Participant’s Merged Accounts and any contributions made on his or her behalf on or after the Merger Date subject to Plan rules for amending any such elections.

(b) Auto-Enrollment. An Eligible Employee shall be automatically enrolled in the NNO Union Sub-Plan for purposes of making Tax-Deferred Contributions as of the first payroll period after he or she becomes eligible to participate unless he or she makes an affirmative election otherwise. An Eligible Employee shall be automatically enrolled in the NNO Union Sub-Plan for purposes of receiving Retirement Account Contributions as of the first payroll period after he or she becomes eligible to participate. An Eligible Employee who is eligible to share in a Special Contribution made to the NNO Union Sub-Plan will be automatically enrolled for purposes of receiving any such Special Contribution.

(i) Auto-Escalation. Any Employee who is automatically enrolled in the NNO Union Sub-Plan in accordance with Section J4.01 (b) shall be deemed to have agreed to a wage reduction agreement directing the Employer to make Tax-Deferred Contributions for him or her to the Trust for 2% of his or her Compensation in accordance with Section 5.08 of the Base Plan. An Employee who is automatically enrolled in the NNO Union Sub-Plan and who (i) has not opted out of participation following the automatic enrollment process, or (ii) has not otherwise changed his Tax-Deferred Contribution percentage, shall be subject to Plan rules and procedures enacted under Section 5.10 of the Base Plan.

Section J4.02 Transfer, LOA and Reemployment Provisions. Subject to the provisions of Section J4.02(c):

(a) Participation after Exclusion or Leave of Absence. An Employee who becomes ineligible to actively participate in the NNO Union Sub-Plan solely on account of (i) Section J3.02 (ceasing to be in service pursuant to a Basic Labor Agreement) or (ii) an authorized leave of absence shall again be eligible to participate in the NNO Union Sub-Plan on the first day he or she is credited with one Hour of Service after he or she is again covered by a Basic Labor Agreement or he or she returns from the leave of absence, provided that he or she otherwise meets the requirements of Section J3.01. Such an Employee may commence or resume participation in the NNO Union Sub-Plan as of the first day of any payroll period following the date he or she becomes eligible to participate by enrolling pursuant to Plan procedures. Such an Employee shall be eligible to receive allocations of Retirement Account Contributions and, if applicable, Special Contributions, as of the first day of the payroll period after he or she satisfies the requirements of Section J3.01.

(b) Participation after Termination. Any Employee not described in subsection (a) who was previously eligible to participate in the Plan and (i) who is reemployed by an Employer within 12 months of the date he or she last performed an Hour of Service, (ii) who previously made any Employee contributions, received any Employer contributions, or otherwise had a vested interest in the Plan, or (iii) who is entitled by law to be re-credited with prior service and who had previously satisfied the requirements to participate in the Plan may commence or resume participation in the NNO Union Sub-Plan as of the first day of any payroll period following his or her reemployment, provided that he or she is employed pursuant to the Basic Labor Agreement on that date and enrolls or is auto-enrolled as provided in Section J4.01. Such Employee shall be eligible to receive allocations of Retirement Account Contributions and, if applicable, Special Contributions, as of the first day of any payroll period following his or her reemployment, provided that he or she is employed pursuant to a Basic Labor Agreement on that date. Any reemployed Employee not otherwise described in this subsection (b) must satisfy the requirements of Section J3.01 (to participate under the NNO Union Sub-Plan) or ARTICLE 3 (to participate under the Base Plan). To the extent such Participant has contributions in his or her Account that are related to active participation in the Base Plan when he or she is re-employed under the NNO Union Sub-Plan, rules similar to those described in Section J4.02(c)(ii) apply except that such Participant will have to make a new contribution election.

(c) Transfers Between NNO Union Sub-Plan and Base Plan. The provisions of this Section set forth the rules that apply when a Participant transfers active participation from the NNO Union Sub-Plan to the Base Plan and vice versa.

(i) Transfer From NNO Union Sub-Plan to the Base Plan. If a Participant ceases to be an Active Participant in the NNO Union Sub-Plan pursuant to Section J3.02 (ceasing to be in service pursuant to a Basic Labor Agreement), the eligibility rules of ARTICLE 3 apply and such Participant will be immediately eligible to actively participate under the Base Plan as of his or her transfer date. As a result:

•

Eligibility to make Tax-Deferred Contributions, Catch-up Contributions, After-Tax Contributions, and Roth Contributions will be governed by ARTICLE 5 and ARTICLE 6 with respect to Compensation (as defined in Section 2.15) earned after the transfer date. Contribution elections in effect as of the Participant’s transfer date will remain in effect.

•	Eligibility to make rollover contributions will be governed by Section 5.12.

•

Eligibility for and vesting in Employer contributions, including Company Matching Contributions and Retirement Account Contributions (RAC), will be subject to ARICLE 5 and ARTICLE 7 with respect to Compensation (as defined in Section 2.15) earned after the transfer date. For purposes of Section 5.14 of the Base Plan, if a Participant is eligible for RAC under NNO Union Sub-Plan provisions as of his or her transfer date, the Participant will remain eligible for RAC as a “grandfathered RAC participant” in accordance with Plan rules.

•

Beneficiary and investment elections in effect as of a Participant’s transfer date will remain in effect with respect to the Participant’s Account, including contributions made to such Account while he or she was an Active Participant under the NNO Union Sub-Plan.

•

A Participant’s Account, including contributions made to such Account while he or she was an Active Participant under the NNO Union Sub-Plan, will be subject to the distribution, withdrawal and loan provisions described in ARTICLE 10, ARTICLE 11 and ARTICLE 12, subject to the following exceptions (i) Company Matching Contributions credited to a Participant’s Account while he or she is an Active Participant in the NNO Union Sub-Plan are never an available source for in-service partial withdrawals, (ii) a loan outstanding under the NNO Union Sub-Plan as of a Participant’s transfer date will be treated as a loan outstanding under ARTICLE 12, and (iii) a hardship withdrawal taken while an Active Participant in the NNO Union Sub-Plan will be treated as a hardship withdrawal taken for purposes of Section 11.02.

(ii) Transfer From Base Plan to the NNO Union Sub-Plan. If a Participant ceases to be an Active Participant under the Base Plan but satisfies the eligibility requirements of Article J3, such Participant will be immediately eligible to actively participate in the NNO Union Sub-Plan as of the transfer date. As a result:

•

Eligibility to make Tax-Deferred Contributions and Catch-up Contributions will be governed by Article J5 with respect to Compensation (as defined in Section J2.03) earned after the transfer date. After-Tax Contributions, Roth Contributions and Rollover Contributions are not permitted. Contribution elections in effect as of the Participant’s transfer date will remain in effect, but any election to make After-Tax Contributions and or Roth Contributions shall be null and void.

•

Eligibility for and vesting in Company Matching Contributions and RAC will be subject to ARTICLE J5 and ARTICLE J7 with respect to Compensation (as defined in Section J2.03) earned after the transfer date.

•

Beneficiary and investment elections in effect as of the Participant’s transfer date will remain in effect with respect to the Participant’s Account, including contributions made to such Account while he or she was an Active Participant under the Base Plan.

•

A Participant’s Account, including contributions made to such Account while he or she was an Active Participant under the Base Plan, will be subject to the loan provisions of ARTICLE J12 as of the transfer date. A loan outstanding under the Base Plan is treated as a loan outstanding under the NNO Union Sub-Plan.

•

A Participant’s Account, including contributions made to such Account while he or she was an Active Participant under the Base Plan, will remain subject to the distribution and withdrawal provisions described in ARTICLE 10 and ARTICLE 11, subject to the following exceptions: (i) Company Matching Contributions credited to a Participant’s Account while he or she is an Active Participant in the NNO Union Sub-Plan are never an available source for in-service partial withdrawals, (ii) Section J11.01(a) rules regarding the distribution of small account balances will apply, and (iii) a hardship withdrawal taken while an Active Participant in the Base Plan will be treated as a hardship withdrawal taken under the NNO Union Sub-Plan.

ARTICLE J5

CONTRIBUTIONS

Section J5.01 Compensation. Compensation for contribution purposes shall have the meaning set forth in Section J2.03.

Section J5.02 Basic Contributions. Basic Contributions are eligible for Company Matching Contributions, which are calculated each payroll date rather than annually. A Participant’s Basic Contributions may be made up of Tax-Deferred Contributions, including Catch-up Contributions.

(a) Limitations. Participants under this Appendix J are not eligible to make After-Tax Contributions, Roth Contributions, or Rollover Contributions to the Plan.

Section J5.07 Contribution Levels. Eligible Employees of this Appendix J participate in the following Sub-Plan:

SUB- PLAN	BASIC CONTRIBUTIONS	SUPPLEMENTAL CONTRIBUTIONS	COMPANY MATCHING CONTRIBUTIONS
A*	0-8%	0-22%	100% of first 2 percentage points of Basic Contributions 50% of next 2 percentage points of Basic Contributions 25% of next 4 percentage points of Basic Contributions

*	Contributions for all Participants under this Appendix J are limited to 30 percent of eligible Compensation.

Section J5.03 Retirement Account Contributions. Employees are eligible to receive Retirement Account Contributions as follows:

(a) Eligibility. The following Employees are eligible for Retirement Account Contributions under this Appendix J:

(i) Employees eligible for Retirement Account Contributions as of December 30, 2021 under the NNO Union Plan shall remain eligible for Retirement Account Contributions under this Plan pursuant to Appendix J beginning on December 31, 2021. Employees eligible for Retirement Account Contributions under the NNO Union Plan included those Employees hired or reemployed on or after the “RAC Effective Date”. For Plan purposes, the “RAC Effective Date” is determined by an Employee’s Union and means July 10, 2017 for Steelworkers, April 5, 2010 for Firefighters, December 7, 2009 for Guards, and May 15, 2017 for IAM.

(ii) Employees hired or rehired by an Employer on or after December 31,2021 who (i) satisfy the eligibility requirements contained in Article J3, (ii) are employed by an Employer pursuant to a Basic Labor Agreement with a Union that provides for participation in the Plan under this Appendix J, and (iii) are not eligible to participate in/accrue benefits under any defined benefit plan maintained by the Company or any Controlled Group Member are eligible for Retirement Account Contributions under this Appendix J as of the first day of the payroll period after he or she satisfies the plan’s eligibility requirements.

(iii) Employees who when hired or rehired on or after December 31,2021 by an Employer are not eligible to participate in the NNO Union Sub-Plan (i) subsequently transfer to employment covered by a Basic Labor Agreement between the Employer and a Union that provides for participation in the Plan under this Appendix J, (ii) satisfy the eligibility requirements contained in Article J3 after such transfer, and (iii) are not eligible to participate in/accrue benefits und any defined benefit plan maintained by the Company or any Controlled Group Member, are eligible for Retirement Account Contributions under this Appendix J as of the first day of the payroll period after he or she satisfies the plan’s eligibility requirements.

(b) Amount of Contribution. The Employer will make Retirement Account Contributions each pay period for Participants who satisfy the eligibility requirements set forth above in an amount determined as a percentage of Compensation for such pay period in accordance with the following table:

Participant’s Age	Percentage of Compensation
Less than 35	3%
35-49	4%
50 or older	5%

A Participant’s age shall be determined as of December 31 of the applicable Plan Year.

(c) Allocating the Retirement Account Contributions. Retirement Account Contributions will be calculated and credited for each payroll date rather than annually, and are paid to the Trust for each Plan Year within the time prescribed by law, including extensions of time, for filing the Company’s federal income tax return for the Plan Year.

ARTICLE J6

LIMITATIONS ON CONTRIBUTIONS/TESTING

The provisions of ARTICLE 6 apply.

ARTICLE J7

VESTING

Section J7.01 Vesting of Company Matching Contributions (Including Merged Contributions). Upon being credited with two Years of Service, attaining Normal Retirement Age while employed by a Controlled Group Member, terminating employment on account of death or terminating employment due to a “reduction in force,” as defined in the Basic Labor Agreement, or becoming Disabled, a Participant will be 100% vested. Years of Service under the Plan shall include all service for which the Employee received credit under the NNO Union Plan.

Section J7.02 Vesting of Retirement Account Contributions (Including Merged Contributions). Upon being credited with three Years of Service, attaining Normal Retirement Age while employed by a Controlled Group Member, terminating employment on account of death or becoming Disabled, a Participant will be 100% vested. Years of Service under the NNO Union Sub-Plan shall include all service for which the Employee received credit under the NNO Union Plan.

Section J7.03 Forfeitures. As applied to this Appendix J, any amount forfeited by a Participant hereunder shall be applied to reduce future Company Matching Contributions under the NNO Union Sub-Plan; provided, however, that if a Participant is reemployed as an Employee of an Employer prior to the date he has incurred five consecutive one year Break in Service Periods, his Account balance will be reinstated (exclusive of any earnings thereon).

ARTICLE J8

ACCOUNTS

All amounts from the NNO Union Plan that are merged into this Plan shall be held in those subaccounts identified in Section 8.01 according to the nature of the original contributions, as determined by the Committee.

Name of Merged Plan	Merger Effective Date	Merged Account Names
The Huntington Ingalls Industries, Inc. Newport News Operations Savings (401(k)) Plan for Union Eligible Employees, including the Huntington Ingalls Industries, Inc. Newport News Operations Employee Stock Ownership Plan	December 31, 2021

Employee Deferrals

Catch-Up Contributions

Match

Beneficiary

Retirement Account Cont.

QNEC

Match Adjustment

DLR Employee Deferrals

DLR Catch-Up Contributions

DLR Match

QDRO

Elect Deferral ESOP Dividend

Elec Def CthUp ESOP Dividend

ER Match in M ESOP Dividend

ESOP ER Other ESOP Dividend

ER Discretion ER Request

Elect Deferral Dft Ln Repymt

ER Match in M QDRO

Elect Deferral Beneficiary

ARTICLE J9

INVESTMENTS AND MANAGEMENT OF FUNDS

Section J9.01 General. A Participant’s Account, including his or her related Merged Accounts shall be invested pursuant to Participant elections or, in the absence of any such elections, in accordance with procedures established by the Plan Administrator. The provisions of the Plan governing investments (ARTICLE 9) and management of trust assets (ARTICLE 17) apply under this Appendix J as of the Merger Date.

ARTICLE J11

WITHDRAWALS

Section J11.01 Distribution on Termination or Disability. A Participant shall be eligible to receive a distribution of his vested Account, including his or her related Merged Accounts, as soon as practicable after the Valuation Date coinciding with or immediately following the Participant’s termination of employment (including layoff) or Disability with any and all Controlled Group Members.

(a) Payment of Small Account Balances. If the value of a Participant’s vested Account balance equals $1,000 or less on the Valuation Date coinciding with or immediately following the Participant’s termination of employment, the vested Account balance shall be distributed (in a single lump sum) without the consent of the Participant. If the value of a Participant’s vested Account balance exceeds $1,000 on the Valuation Date coinciding with or immediately following the Participant’s termination of employment, the Participant must consent to the distribution, subject to the Plan’s Required Minimum Distribution requirements. The direct rollover to an individual retirement account provisions of Section 10.03(b) of the Base Plan do not apply to Active Participants under the NNO Union Sub-Plan.

(b) Form of Distributions. Generally, distributions will be made in a single lump sum. However, interests in the Huntington Ingalls Industries Fund are distributed in accordance with the ESOP under Appendix H and a Participant may instruct the Committee to distribute a portion of his or her vested Account.

Section J11.02 In-Service Withdrawals.

(a)

59 1⁄2 Withdrawals. A Participant who has attained age 59 1⁄2 may withdraw in cash all or a part of his vested Account balance, including his or her related Merged Accounts. A Participant may make only one withdrawal per Plan Year under this Section.

(b)

Military Reservist Distributions and Military Service Distributions. Military Reservist Distributions and Military Service Distributions of Tax-Deferred Contributions and Catch-up Contributions, including his or her related Merged Accounts, shall be permitted in accordance with Section 11.08 and 11.09 of the Base Plan.

(c)

Hardship Withdrawals. A Participant may elect a withdrawal of his or her Tax-Deferred Contributions and Catch-up Contributions, including his or her related Merged Accounts, in accordance with Section 11.02 of the Base Plan. A hardship withdrawal taken under the NNO Union Plan prior to December 30, 2021 will not count as a hardship withdrawal taken under the Base Plan.

(d)	Other In-Service Withdrawals Not Permitted. Notwithstanding any contrary provision in the Base Plan document, no in-service withdrawals other than those specified herein are permitted.

ARTICLE J12

LOANS

Section J 12.01 Loans. In accordance with Section 12.03 of the Base Plan, a loan outstanding under the NNO Union Plan as of December 30, 2021 will continue under this Plan on the same terms and conditions. Any loan that is transferred to the Plan in accordance with this section shall count as a loan outstanding under the Plan. For purposes of ARTICLE 12, loans made on or after December 31, 2021 shall be subject to the Guidelines established by the Committee under this Appendix J, which may be different from those Guidelines established by the Committee under ARTICLE 12 and ARTICLE 3 of the Standard Definitions and Procedures for Certain Huntington Ingalls Industries, Inc. Retirement Plans document.

ARTICLE J13

DEATH BENEFITS AND DISTRIBUTIONS TO BENEFICIARIES

Section J 13.01 General. ARTICLE 13 and ARTICLE 14 govern the administration of death benefits and distributions to beneficiaries.